EXHIBIT 99.1

August 20, 2013

For Immediate Release

Urologix Reports Fourth Quarter and Fiscal Year 2013 Results

Executive Summary

•	Fiscal year 2013 revenue totaled $16.6 million in-line with the Company’s fiscal year guidance range of $16.0 million to $17.0 million.
•	Fourth quarter revenue totaled $4.2 million, up 2.5% sequentially.
•	Completed restructuring of $7.5 million to settle outstanding liabilities related to the Prostiva license.
•	Introduces fiscal year 2014 total revenue guidance in the range of $15 million to $17 million.

MINNEAPOLIS — August 20, 2013 — Urologix®, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year fourth quarter and fiscal year ended June 30, 2013.

Fourth quarter fiscal year 2013 revenue totaled $4.2 million, up 2.5% sequentially from the third quarter of fiscal year 2013 and down 7.0% compared to the fourth quarter of fiscal year 2012. The sequential increase in revenue was driven by low single-digit growth in sales for both product lines, Cooled ThermoTherapy™ (CTT) and Prostiva® Radio Frequency (RF) Therapy. The year-over-year decline in revenue was driven by a low single-digit decline in sales of CTT and low double-digit declines in sales of Prostiva compared to the prior year.

“We are pleased at achieving our guidance for FY2013 and generating sequential growth in the fourth quarter. We believe these results reflect both the impact of our market development initiatives and continuing improvement in our execution.” stated Greg Fluet, Chief Executive Officer. “Our fiscal year 2014 guidance reflects both our confidence in the continued contributions to growth from execution of our sales and marketing strategy, heavily focused on patient education, as well as the recognition of the challenging healthcare environment. We enter the new fiscal year with certainty on our cash obligations reflected in the balance sheet, a strong product portfolio of leading in-office therapies for the treatment of BPH, a compelling market development program and a strong team focused on achieving improved operating performance.”

As of June 30, 2013, the Company’s cash balance was $2.3 million compared to $5.1 million as of March 31, 2013. This amount includes the impact from the $2.0 million payment to Medtronic which was made on June 28th, 2013 upon the signing of the restructuring agreement. Outside of the restructuring payment, the cash balances decreased $807,000 compared to March 31, 2013. The Company has an existing $2 million line of credit currently in place with Silicon Valley Bank, which has not yet been drawn upon.

On a full year basis, the Company’s cash balance increased $391,000 compared to June 30, 2012. The change in the cash balance over the fiscal year was impacted by the following items: (i) increased $3.8 million from a common stock offering on July 5, 2012; (ii) decreased due to the cash payment of $2.0 million paid as part of the Prostiva restructuring, though this was offset by the deferral of $2.0 million of payments due earlier in the year as part of the license agreement and for deferred inventory payments and; (iii) the receipt of $321,000 in January 2013 from the demutualization of an insurer. Net of these items, the Company utilized $3.7 million in cash during fiscal year 2013.

Gross profit for the fourth quarter of fiscal year 2013 was $1.9 million, or 45.5% of revenue, compared to $2.3 million, or 50.6% of revenue, in the fourth quarter of fiscal year 2012. Fourth quarter fiscal year 2013 cost of goods sold included an impairment charge of $274,000 related to a revaluation of intangible assets acquired with the Prostiva product line. Excluding the impairment charge, fourth quarter fiscal year 2013 non-GAAP gross margin was 52.1%. The improvement in gross margin, excluding the impairment charge, was driven primarily by a reduction in manufacturing costs and mobile expenses.

Total operating expense was $3.2 million for the fourth quarter of fiscal year 2013, down 5.3% year-over-year. Total operating expenses in the fourth quarter of fiscal year 2013 included an impairment charge of $160,000 related to a revaluation of intangible assets acquired with the Prostiva product line. Excluding this impairment charge and the gain on the change in value of acquisition consideration in both the current quarter and the fourth quarter of fiscal year 2012, operating expense declined 12.2% compared to the prior year. The decrease in total operating expense, excluding the impairment charge and gains on acquisition consideration, was driven by a decline of $399,000 in General & Administrative expense related to a shift in accreted interest expense to the interest expense line as a result of the restructuring of Medtronic liabilities in the period as well as a reduction in Sales & Marketing and Research & Development expenses of $96,000.

For the fourth quarter of fiscal year 2013, Urologix reported a net loss of $1.2 million, or $0.06 per diluted share, compared to a net loss of $1.2 million, or $0.08 per diluted share, in the fourth quarter of fiscal year 2012. The net loss in the fourth quarter of fiscal year 2013 was impacted, on a pre-tax basis, by an impairment charge of $434,000 on long-lived assets, a $206,000 gain on debt extinguishment and $65,000 paid for the medical device tax.

For the fiscal year 2013 period ended June 30, 2013, revenues totaled $16.6 million, down 2.6% compared to revenues of $17.0 million in fiscal year 2012. The year-over-year decline in revenue was driven by a mid-single-digit decline in sales of Cooled ThermoTherapy™ (CTT) products and a mid-single-digit increase in sales of Prostiva® Radio Frequency (RF) Therapy products. Prostiva growth benefitted from the inclusion of a full year of sales in fiscal year 2013 compared to approximately ten months of sales contribution following the Company’s license acquisition in fiscal year 2012.

Gross profit for fiscal year 2013 was $8.2 million, or 49.3% of sales. Excluding the impairment charge of $274,000 in the fourth quarter, fiscal year 2013 non-GAAP gross margin was 51.0%. Total operating expense of $12.1 million for fiscal year 2013 declined 3.4% year-over-year compared to $12.5 million in fiscal year 2012. Excluding the changes in the value of acquisition consideration in both periods, the gain on demutualization and impairment charges in fiscal year 2013, total operating expenses were flat year-over-year. The Company reported a net loss of $4.3 million, or $0.21 per diluted share, for fiscal year 2013, compared to a net loss of $4.7 million, or $0.32 per diluted share, in the prior fiscal year period.

Outlook

The Company is introducing a fiscal year 2014 total revenue guidance range of $15 million to $17 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2013 fourth quarter results on Tuesday, August 20, 2013 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-877-703-6103 and enter the Participant Passcode 11902670 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

Non-GAAP Gross Margin Percentage Reconciliation

	Three Months Ended June 30, 2013	Twelve Months Ended June 30, 2013
Sales	$4,184,000	$16,590,000
Cost of goods sold	2,279,000	8,407,000
GAAP gross profit	1,905,000	8,183,000

Impairment charge excluded from cost of goods sold	274,000	274,000

Non-GAAP gross profit	$2,179,000	$8,457,000

Non-GAAP gross margin percentage	52.1%	51.0%

Notes to Reconciliation of Non-GAAP Measure to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the impairment charge to developed technology intangible asset in the fourth quarter of fiscal year 2013. Management believes this impairment charge is a non-recurring item that is not indicative of the operating results of the business. Urologix believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva® RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Brian Smrdel at (763) 475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the effectiveness of the Company’s sales and marketing strategies and organization, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Karen Snay	Brian Smrdel
(513) 484-2987	(763) 475-7696
KSnay@urologix.com	Bsmrdel@urologix.com

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
Sales	$4,184	$4,497	$16,590	$17,027
Cost of goods sold (1)	2,279	2,220	8,407	8,645
Gross profit	1,905	2,277	8,183	8,382

Costs and expenses:
Sales and marketing	2,080	2,113	7,719	7,027
General and administrative	421	820	2,515	3,393
Research and development	514	577	2,269	2,189
Change in value of acquisition consideration	(79)	(172)	(447)	(172)
Gain on demutualization	—	—	(321)	—
Medical device tax	65	—	106	—
Amortization	26	26	104	90
Impairment of identifiable intangible assets (1)	160	—	160	—
Total costs and expenses	3,187	3,364	12,105	12,527

Operating loss	(1,282)	(1,087)	(3,922)	(4,145)
Interest expense	(207)	(111)	(555)	(482)
Gain on debt extinguishment (2)	206	—	206	—
Foreign currency exchange gain/(loss)	2	(10)	(7)	(13)
Loss before income taxes	(1,281)	(1,208)	(4,278)	(4,640)
Income tax expense/(benefit)	(34)	17	14	55
Net loss	$(1,247)	$(1,225)	$(4,292)	$(4,695)

Net loss per common share--basic	$(0.06)	$(0.08)	$(0.21)	$(0.32)
Net loss per common share--diluted	$(0.06)	$(0.08)	$(0.21)	$(0.32)
Weighted average number of common shares outstanding--basic	20,909	14,797	20,703	14,741
Weighted average number of common shares outstanding--diluted	20,909	14,797	20,703	14,741

(1)	Total impairment charge of $434,000 in the fourth quarter of fiscal year 2013 includes a $274,000 impairment charge to the developed technology intangible asset reported in cost of goods sold with the remaining $160,000 impairment charge reported in operating expense.
(2)	The gain on extinguishment of debt is a result of the restructuring of $7.5 million in outstanding Prostiva liabilities into a $2.0 million cash payment and a $5.3 million note payable.

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash	$2,290	$1,899
Accounts receivable, net	2,132	2,132
Inventories	1,952	1,448
Prepaids and other current assets	128	290
Total current assets	6,502	5,769
Property and equipment:
Property and equipment	12,165	12,006
Less accumulated depreciation	(11,430)	(11,144)
Property and equipment, net	735	862
Other intangible assets, net	1,587	2,262
Goodwill	3,036	3,115
Long-term inventories	662	663
Other assets	5	5
Total assets	$12,527	$12,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (1)	$628	$3,376
Accrued compensation	721	732
Deferred income	5	7
Short-term deferred acquisition payment (1)	681	2,395
Other accrued expenses	602	779
Total current liabilities	2,637	7,289

Deferred tax liability	36	35
Long-term deferred acquisition payment	4,026	4,613
Long-term debt (1)	5,333	—
Other accrued liabilities	75	113
Total liabilities	12,107	12,050

Shareholders’ equity:
Common stock	208	147
Additional paid-in capital	119,230	115,205
Accumulated deficit	(119,018)	(114,726)
Total shareholders’ equity	420	626
Total liabilities and shareholders’ equity	$12,527	$12,676

(1)	The material change in this account from June 30, 2012 is a result of the restructuring of the Prostiva liabilities.

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended June 30,
	2013	2012
Operating Activities:
Net loss	$(4,292)	$(4,695)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	674	695
Impairment of identifiable intangible assets	434	—
Employee stock-based compensation expense	257	359
Provision for bad debts	(23)	(34)
Loss on disposal of assets	7	15
Accretion and interest expense on deferred acquisition payments	544	644
Net adjustment to acquisition consideration	(447)	(172)
Gain on debt extinguishment	(206)	—
Deferred income taxes	1	35
Change in operating items, net of acquisition:
Accounts receivable	23	(740)
Inventories	(626)	131
Prepaids and other assets	162	(41)
Accounts payable	1,760	2,635
Accrued expenses and deferred income	(227)	455
Net cash used for operating activities	(1,959)	(713)

Investing Activities:
Purchases of property and equipment	(79)	(57)
Acquisition of business	(1,368)	(500)
Purchases of intellectual property	(32)	(8)
Net cash used for investing activities	(1,479)	(565)

Financing Activities:
Proceeds from stock option exercises	15	116
Issuance of common stock	3,814	—
Net cash provided by financing activities	3,829	116
Net decrease in cash	391	(1,162)

Cash:
Beginning of period	1,899	3,061
End of period	$2,290	$1,899

Supplemental cash-flow information

Income taxes paid during the period	$17	$12
Net amount of inventory transferred to property and equipment	$202	$293
Non-cash consideration for acquisition	$—	$6,532
Deferred acquisition payment and accounts payable transferred to long- term debt	$5,333	$—